SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: July 24, 1998
                        (Date of earliest event reported)


                            SALEX HOLDING CORPORATION
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               (Exact name of Registrant as specified in charter)


   Delaware                           1-12856                 42-1358036
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(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
of  incorporation)                                               Number)



       50 Laser Court, Hauppauge, New York                    11788
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       (Address of principal executive offices)                (Zip Code)


        Registrant's telephone number, including area code: 516-436-5000


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     Item 1. Changes in Control of Registrant.

     Pursuant to a Stock Purchase Agreement executed on July 24, 1998 between Salex Holding Corporation (the "Company") and Betty Sun, Betty Sun acquired 125,000 shares of Series D Preferred Stock of the Company (the "Shares") for an aggregate purchase price of $126,250. Betty Sun is a consultant to the Company and the wife of Pershing Sun, President and a director of the Company. The purchase price was paid by a payment in cash of $1,250 and the delivery of a Promissory Note (the "Sun Promissory Note") made by Betty Sun in favor of the Company in the principal amount of $125,000. The Sun Promissory Note provides for interest at a rate of 6% per annum and is payable in $10,000 monthly installments of principal beginning August, 1, 1998 with a final payment of all remaining principal, and accrued interest, due on July 15, 1999. Payments on the Sun Promissory Note may be offset against payments due Betty Sun from the Company under a Promissory Note in the principal amount of $126,000 made by the Company in favor of Betty Sun pursuant to the terms of the Consulting Agreement discussed below. The obligations of Betty Sun under the Sun Promissory Note are secured by the pledge of the Shares by Betty Sun in favor of the Company.

     The Series D Preferred Stock is not entitled to dividends and is subordinate as to distribution of assets upon liquidation to the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Each share of Series D Preferred Stock is convertible, at the option of the holder, into 100 shares of Common Stock upon the payment of $10 per share of Series D Preferred Stock (an effective conversion price of approximately $.11 per share of Common Stock, giving effect to the amount paid to acquire the Series D Preferred Stock and the additional amount payable upon conversion). The holders of the Series D Preferred Stock are entitled to vote with the holders of the Common Stock on all matters to be voted on by the Company's shareholders. Each share of Series D Preferred Stock is entitled to 100 votes per share. Such votes in the aggregate represent approximately 44.6% of the voting power of the Company. Based upon a review of Amendment No. 1 to Schedule 13D filed by Pershing Sun and Betty Sun, Mr. and Mrs. Sun beneficially own approximately 49.3% of the Company's Common Stock, including an aggregate of 476,507 shares issuable upon the exercise of options and conversion of Series B Preferred Stock owned by Mr. Sun and 12,500,000 shares issuable upon conversion of the Series D Preferred Stock owned by Mrs. Sun.

     Concurrently with the Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with Betty Sun whereby the Company has agreed to register on behalf of Betty Sun or any assignee or transferee thereof, on demand, the Common Stock issuable as a result of any conversion of the Series D Preferred Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and, applicable blue sky authorities, commencing at any time six months after July 24, 1998 and expiring five years after July 24, 1998. Such demand registration rights are exercisable once. The Company has also granted piggyback registration rights exercisable on or before July 24, 2005, in the event the Company files a registration statement under the Securities Act.

     Concurrently, the Company also entered into a Consulting Agreement with Betty Sun pursuant to which she is to provide consulting services in connection with the marketing, sales and support of the Company's business. In consideration for Betty Sun's past services to the Company, the Company issued to her a promissory note in the principal amount of $126,000. The terms of such note are substantially identical to the terms of the Sun Promissory Note. Pursuant to the Consulting Agreement, Betty Sun is entitled to receive a fee of $7,000 per month for future services.



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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Businesses Acquired.

          None.

     (b) Pro Forma Financial Information.

          None.

     (c) Exhibits.

          (1) Stock Purchase Agreement, dated July 24, 1998, between the Company and Betty Sun*

          (2) Promissory Note, dated July 24, 1998, made payable by Betty Sun to the order of the Company in the original principal amount of $125,000*

          (3) Consulting Agreement, dated July 24, 1998, between the Company and Betty Sun*

          (4) Promissory Note, dated July 24, 1998, made payable by the Company to the order of Betty Sun in the original principal amount of $126,000*

          (5) Registration Rights Agreement, dated July 24, 1998, between the Company and Betty Sun*

          (6) Stock Pledge Agreement, dated July 24, 1998, between the Company and Betty Sun*

          (7) Form of Certificate of Designation of Series D Preferred Stock of the Company*

--------------------------
* Denotes document filed as an exhibit to Amendment No. 1 to Schedule 13D for Pershing Sun and Betty Sun with respect to the Company and incorporated herein by reference.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  SALEX HOLDING CORPORATION


Dated: August 11, 1998                            By:/s/ Andrew Lunetta
                                                     ------------------
                                                     Andrew Lunetta, Treasurer








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